EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

BIOHITECH GLOBAL, INC.

BioHiTech Global, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is BioHiTech Global, Inc.

2.	The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 20, 2013 and amended by an Amended and Restated Certificate of Incorporation which was filed with the Secretary of State of the State of Delaware on August 6, 2015.

3.	The Certificate of Incorporation, as amended (the “Certificate”) is hereby amended by striking out Article IV thereof in its entirety and substituting in lieu of said Article IV the following new Article IV:

ARTICLE IV

(a)       The total number of shares of Common Stock which this corporation shall have authority to issue is 60,000,000 consisting of (i) 50,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and (ii) 10,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

(b)       Preferred Stock. Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the General Corporation Law of the State of Delaware (hereinafter, along with any similar designation relating to any other class of stock that may hereafter be authorized, referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The designation of the series, which may be by distinguishing number, letter or title;

(ii) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(iv) Dates on which dividends, if any, shall be payable

(v) The redemption rights and price or prices, if any, for shares of the series;

(vi) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii) The amounts payable on and the preference, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

(viii) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(ix) Restrictions on the issuance of shares of the same series or of any other class or series;

(x) The voting rights, if any, of the holders of shares of the series.

(xi) The restrictions and conditions, if any, upon the issuance or reissuance of any Additional preferred stock ranking or a part with or prior to such shares as to dividends or upon distribution; and

(xii) Any other preferences, limitations or relative rights of shares of such class or series consistent with this Article IV, the General Corporation Law of the State of Delaware, and applicable law.

(c) Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. Except as may be provided in this Certificate of Amendment or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

4.	This Certificate of Amendment to the Certificate has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Section 141 and 242 of the General Corporation Law of Delaware.

5.	This Certificate of Amendment to the Certificate has been duly approved by the affirmative vote of the stockholders in accordance with Sections 211, 212 and 242 of the General Corporation Law of Delaware and the Corporation’s Certificate.

6.	This Certificate of Amendment to the Certificate shall be effective on and as of the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Chief Executive Officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation this 12th day of June, 2017.

BIOHITECH GLOBAL, INC.

By:	/s/ Frank E. Celli
Name: Frank E. Celli
Title: Chief Executive Officer